Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” and to the use of our report dated May 9, 2011 (except Notes 17 and 20, as to which the date is October 7, 2011 and Note 3, as to which the date is February 10, 2012) in the Registration Statement (Form S-1 No. 333-177259) and related prospectus of Armstrong Energy, Inc. and Subsidiaries (formerly Armstrong Land Company, LLC and Subsidiaries) for the registration of          shares of its common stock.
/s/ Ernst & Young LLP
St. Louis, Missouri
February 10, 2012